NEXMED ANNOUNCES DECISION FOR NM 100060

-Management Conference Call at 5 pm Today-

East Windsor, NJ, August 26, 2008 -- NexMed, Inc. (Nasdaq: NEXM), a developer of products based on the NexACT® drug delivery technology, today announced that based on First Interpretable Results of Phase III clinical studies for NM100060, a topical application of terbinafine formulated with NexACT® for the treatment of onychomycosis, the decision has been taken not to submit a New Drug Application with the Food and Drug Administration at this time.

The two NM100060 clinical studies were randomized, double-blind and placebo-controlled, and designed to assess the efficacy, safety and tolerability of NM100060 in patients with mild to moderate toenail onychomycosis (nail fungus). No significant adverse event was reported in the studies.

NexMed entered into an exclusive, worldwide agreement with Novartis in September 2005, under which Novartis assumed all clinical development, regulatory, manufacturing and commercialization responsibilities for NM100060.

“While this is disappointing,” said Vivian Liu, NexMed’s President and Chief Executive Officer, “a European comparator study is still ongoing, and those results are expected mid 2009.”

NexMed will host a conference call to discuss today’s announcement this evening, August 26, 2008, at 5 pm EST. The call can be accessed in the U.S. by dialing 877-407-9205 and outside of the U.S. by dialing 201-689-8054 and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 877-660-6853 and outside of the U.S. by dialing 201-612-7415. Replay pass codes 286 and 295576 are both required for playback. The conference call will also be Webcast live at URL http://www.investorcalendar.com/IC/CEPage.asp?ID=133535. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is leveraging its proprietary NexACT drug delivery technology to develop innovative topical pharmaceutical products that address unmet medical needs. For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, obtaining regulatory approval for its products under development, entering into partnering agreements, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.   # # #

Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com